UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)

December 11, 2004

Terra Nostra Technology Ltd

(Exact name of registrant as specified in its charter)

Nevada

000-49631

86-0873500

 (State or other jurisdiction

(Commission

(IRS Employer

of incorporation)

File Number)

Identification Number No.)

2160, De La Montagne suite 720, Montreal, Québec, Canada

H3G 2T3

(Address of principal executive offices)

(Zip Code)

Registrant's telephone number, including area code  (514) 845-0084

(Former name or former address, if changed since last report)

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 11, 2004, Terra Nostra Technology Ltd. (“TNRL”) entered into a Joint Venture Contract with Shandong Jinpeng Copper Co. Ltd., a private corporation (“SJCC”), for the creation of a new joint venture company under the Laws of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment. Pursuant to this Joint Venture Contract, SJCC and its affiliated companies, Shandong Jinwang Copper Co., Shandong Quanxin Stainless Steel Co., Zouping Jinwang Copper Co. and Zouping Regenerated Resources Co. Ltd.  will be contributing certain fixed assets, including equipment, buildings, production lines, property use and other fixed assets of the companies to  the joint venture company in exchange for 49% ownership of the joint venture company and TNRL will be contributing funds in the amount of US $1 million in exchange for 51% of the joint venture company. Shandong Jinpeng Copper Co. Ltd., and its affiliated companies, currently produce electrolytic copper, with an annual capacity of 90,000 tons, 40,000 tons per year of oxygen-free copped rods, 2150 kg/year of gold and 52,000 kg/year of silver.  The companies currently have a workforce of 820 employees including 336 technical personnel, with 136 engineers including 18 senior engineers.

The Joint Venture Contract contemplates that there will be a further capital contribution of $50 million to the joint venture company for expansion for existing facilities, including stainless steel operations.  The stainless steel operations are projected to commence production during 2005 with a targeted annual output of 180,000 tonnes of stainless steel products, with projected sales for 2005 of $324,000USD and projected full production sales for 2006 of $430,000,000.  Upon approval of the Joint Venture Company by the appropriate Chinese regulatory agency and the transfer of the assets, all operations will be undertaken by the joint venture company.  The funds to be raised for the further capital contribution of $50 million will be raised as approved by the joint venture company’s board of directors, without diluting either party’s interest in the joint venture company.

TNRL’s obligation to fund $1 million to the joint venture company is conditioned upon the issuance of a joint venture business license by the appropriate Chinese regulatory agency in Shandong Province and completion of the transfer of the fixed assets to the joint venture company. The parties contemplate that the issuance of the business license and transfer of the fixed assets will take place by January 15, 2004.

In connection with entering into the Joint Venture Contract, TNRL also entered into an Acquisition Agreement with RTO Investments Corp., a Bahamian corporation (“RTO”). RTO had previously entered into a joint venture contract with SJCC. RTO entered into the Acquisition Agreement with TNRL in contemplation of the mutual termination of the joint venture agreement between RTO and SJCC, in exchange for 38 million shares of TNRL common stock. The termination of the joint venture agreement between RTO and SJCC was effected on December 10, 2004. TNRL will not issue the shares to RTO until the Chinese business license referred to above is issued to the joint venture company and the assets of SJCC and its related companies are transferred to the joint venture company.

Under the terms of the Acquisition Agreement, TNRL has an obligation to complete the following prior to the closing: (a) conduct a reverse split of its outstanding shares of common stock on a basis of 10:1; and (b) subsequent to the reverse split, issue 1.7 million shares of common stock to TNRL’s creditors to settle all of TNRL’s existing debt other than $30,000 of undisclosed liabilities. The shares of TNRL to be issued to RTO under the Acquisition Agreement will be issued subsequent to the reverse split.

The parties contemplate that the closing of this transaction will take place on January 15, 2004.

Any audited financial statements and pro forma financial statements that TNRL will be required to be filed pursuant to the rules and regulations of the Securities and Exchange Commission as a result of the transactions described above, if any, will be filed within seventy-one (71) days of the closing of the transactions.

Section 9

Financial Statements and Exhibits

Item 9.01

 Exhibits

Exhibit 10.8

Acquisition Agreement dated December 10, 2004 between Terra Nostra Technology Ltd and RTO Investments Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated at Montreal, Quebec Canada, this 16th day of December 2004.

TERRA NOSTRA TECHNOLOGY LTD.

By: /s/ Richard St. Julien

Name:  Richard St. Julien

Title:    Secretary and Treasurer